UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 6, 2009

VMWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2009, VMware, Inc. (the “Company”) issued a press release announcing the appointment of Tod Nielsen as the Chief Operating Officer of the Company, effective January 5, 2009.

Prior to his appointment as the Company’s Chief Operating Officer, Mr. Nielsen, age 43, had served as President and Chief Executive Officer of Borland Software Corporation since November 2005. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company, where he was responsible for the marketing of the Oracle Database and Oracle Fusion Middleware product lines. From August 2001 to August 2004, Mr. Nielsen served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen joined BEA Systems after the acquisition of his private company, Crossgain, Inc., where he served as its Chief Executive Officer from June 2000 to August 2001. Mr. Nielsen also spent twelve years with Microsoft Corporation, in various roles, including general manager of database and developer tools, vice president of developer tools, and at the time of his departure, vice president of Microsoft’s platform group. Throughout his tenure with Microsoft, he worked on many parts of the business, with an emphasis on infrastructure and developer oriented technologies. Mr. Nielsen is a member of the Board of Directors of Borland.

Mr. Nielsen will be paid an annual base salary of $600,000 per year and be eligible to earn a performance-based cash bonus with an annual target of 100% of his base salary. He will also receive a sign-on bonus in the amount of $120,000. Subject to approval by the Company’s Compensation and Corporate Governance Committee, Mr. Nielsen will be awarded an option to purchase 400,000 shares of the Company’s Class A common stock and 200,000 restricted stock units. One-quarter of the stock options will vest on the first annual anniversary of the grant date and the remaining shares will vest in equal monthly installments over the following three years, subject to Mr. Nielsen’s continued service. One-quarter of the restricted stock units will vest on each anniversary of the grant date, subject to Mr. Nielsen’s continued service. If within the first twelve months following a “change of control,” Mr. Nielsen is terminated without “cause” or he terminates his employment for “good reason” (each as defined in Mr. Neilsen’s offer letter), vesting in half of the above referenced stock options and restricted stock units that are then unvested will accelerate.

Mr. Nielsen was provided with a relocation package to move his primary residence to the San Francisco Bay area where the Company’s headquarters are located. Mr. Nielsen’s relocation package includes reimbursement of reasonable relocation expenses and a marketing assistance/home sale program which provides for the payment of closing costs and additional expenses related to the sale of his existing home and the purchase of a new residence. The relocation package also provides for “fall-through” protection in the event that an agreement for the sale of Mr. Nielsen’s residence fails to close and a tax gross-up of relocation expenses. Mr. Nielsen is required to repay all relocation reimbursements and payments made on his behalf if he voluntarily terminates his employment with the Company or if he is terminated for cause within one year of his start date. Mr. Nielsen is required to repay 50% of such benefits if such termination occurs between one and two years of his start date.

As noted above, prior to joining the Company, Mr. Nielsen served as President and Chief Executive Officer of Borland Software Corporation. During 2008, the Company purchased approximately $250,000 of software products, support and maintenance from Borland.

A copy of the above-referenced press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Press release of VMware, Inc. dated January 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2009

VMWARE, INC.

By:	/s/ Mark S. Peek
Mark S. Peek Chief Financial Officer